EXHIBIT 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have been furnished with a copy of the disclosures in Item 4.01 of Form 8-K dated February 1, 2021, to be filed by Allure Worldwide, Inc. and are in agreement with the statements concerning our firm contained therein. We have no basis to agree or disagree with other matters reported therein.

Adeptus Partners, LLC